Exhibit 10.1

LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”), dated the 29th day of September, 2011 (the “Effective Date”), is by and between PowerVerde, Inc., a Delaware corporation (“PWVI”), and Newton Investments B.V., a Dutch corporation (“Newton”).

INTRODUCTION

1.	PWVI owns and has the right to grant licenses under certain intellectual property.

2.	PWVI has begun manufacturing and marketing proprietary emissions-free electric power generation systems.

3.	Newton is in the business of manufacturing, marketing and distribution of renewable energy systems.

4.	PWVI and Newton are interested in establishing a licensing relationship on the terms set forth herein.

NOW, THEREFORE, Newton and PWVI in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt of and sufficiency of which are hereby acknowledged, the parties gree that the foregoing recitals are true and correct and further agree as follows:

Article I
Definitions

The matters contained within the introduction above are adopted into this Agreement. When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

1.1           “Affiliate”. Affiliate means, with respect to a Person, any Person that controls, is controlled by, or is under common control with such Person. For purposes of this Section 1.1, “control” shall refer to (a) direct or indirect ownership of 50% or more of the stock or shares having the right to vote for the election of directors of such Person or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2           “Business Day”. Business Day means a day other than a Saturday or Sunday or federal holiday in the United States.

1.3           “Commencement Date”. Commencement Date means the first day of the calendar month immediately following the month of the Effective Date.

1.4           “Commercial Year”. Commercial Year means each of the following: (a) the 12-month period beginning on the Commencement Date (the “First Commercial Year”) and (b) each 12-month period beginning on the anniversary of the Commencement Date (the “Second Commercial Year”, the “Third Commercial Year”, etc.).

1.5           “Confidential Information”. Confidential Information means all proprietary documents, technology or other information actually disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”) pursuant to this Agreement or the Prior CDA and marked as “confidential” or “proprietary”. Notwithstanding the foregoing to the contrary, information that is orally or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of such Party for 60 days after its disclosure and thereafter shall remain Confidential Information if, within such 60-day period after such disclosure, the Disclosing Party delivers to the Receiving Party a written document or documents describing the information and referencing the place and date of such oral, visual or written disclosure and the names of the persons to whom such disclosure was made with the designation that it is Confidential Information. “Confidential Information” shall not include information to the extent such information: (a) is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party or its Affiliates; (b) is lawfully received by the Receiving Party on a non-confidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other Person with respect to such information; (c) is already known to the Receiving Party at the time of disclosure by the Disclosing Party; or (d) can be shown by the Receiving Party to have been independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information.

1.6           “Control” or “Controlled”. Control or Controlled means, with respect to any Intellectual Property Right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party of the ability to grant to the other Party access, ownership, a license and/or a sublicense as provided herein without violating the terms of any agreement or other arrangement with any Third Party entered into or existing as of the time such Party would first be required hereunder to grant the other Party such access, ownership, license, or sublicense.

1.7           “Field”. Field means generation of electric power through emissions-free generation systems based on gas pressure and/or waste heat.

1.8           “Intellectual Property Rights”. Intellectual Property Rights means without limitation Patent Rights, Name Rights, copyrights, trademarks, trade secrets and other forms of proprietary or industrial rights pertaining to inventions, know-how, works of authorship and other forms of intellectual property.

1.9           “PWVI Documentation”. PWVI Documentation means all documentation reasonably required from time to time for operation of the Systems, to the extent such documentation is in existence on the date hereof or is actually created hereafter. PWVI shall have no obligation to create PWVI Documentation.

1.10         “PWVI Intellectual Property”. PWVI Intellectual Property means (a) the PWVI Patent Rights, (b) the PWVI Name Rights, (c) the PWVI Know-How, (d) the PWVI Documentation, and (e) all Intellectual Property Rights in the foregoing.

1.11         “PWVI Know-How”. PWVI Know-How means all know-how disclosed by PWVI to Newton pursuant to the Prior CDA or this Agreement to the extent considered Confidential Information under the Prior CDA or hereunder.

1.12         “PWVI Name Rights”. PWVI Name Rights means all Name Rights Controlled by PWVI on the Effective Date or thereafter during the term of this Agreement that (a) are set forth in Exhibit “A”, as amended from time to time by mutual agreement of the Parties, or (b) otherwise relate to the Field.

1.13         “PWVI Patent Rights”. PWVI Patent Rights means all Patent Rights Controlled by PWVI on the Effective Date or thereafter during the term of this Agreement that (a) are set forth in Exhibit “A”, as amended from time to time by mutual agreement of the Parties, (b) claim priority from or are otherwise based on the Patent Rights set forth in Exhibit “A”, as amended from time to time by mutual agreement of the Parties, or (c) otherwise relate to the System or the Field. The absence of a Patent Right from Exhibit “A” as attached to this Agreement or as amended is not dispositive of whether such Patent Right is included in the PWVI Patent Rights.

1.14         “Name Rights”. Name Rights means existing and future United States, European and foreign trademarks, trade names, service marks, logos and commercial symbols.

1.15         “Party”. Party means Newton or PWVI; “Parties” means Newton and PWVI.

1.16         “Patent Rights”. Patent Rights means existing and future United States, European and foreign patents and patent applications, and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations and extensions.

1.17         “Person”. Person means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

1.18         “Prior CDA”. Prior NDA means any prior non-disclosure agreement between the Parties.

1.19         “Sale” means each sale of a System by Newton and/or its Affiliates.

1.20         “Specifications” means the specifications for manufacture and operation of the Systems contained in PWVI’s Manual for the Systems, as amended by PWVI from time to time.

1.21         “System”. System means one or more of the PWVI systems, described in Exhibit “B” attached hereto, as such systems may be modified, improved, enhanced or upgraded from time to time.

1.22         “Territory”. Territory means the 27 countries which are members of the European Union as of the date hereof, as listed on Exhibit “C” attached hereto.

1.23         “Third Party”. Third Party means any Person other than a Party.

1.24         Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definitions	Section

Agreement	Preamble
Breaching Party	10.2(b)
PWVI Indemnified Parties	8.1
Disclosing Party	1.5
Effective Date	Preamble
Initial Quota	3.2
Invalidity Claim	4.5
Manual	2.5
Motors	2.6(a)
Receiving Party	1.5
Newton	Preamble
Newton Indemnified Parties	8.2
Subsequent Quotas	3.2
Technology Transfer Date	2.5
Term	10.1
Transfer	12.2(b)
Transferee	12.2(b)

Article II
Grant of License and Technology Transfer to Newton

2.1           License Grant. Subject to the terms and conditions of this Agreement, PWVI hereby grants to Newton an exclusive (even as to PWVI), sublicenseable only to Newton’s Affiliates (in accordance with Section 2.2), royalty-bearing (in accordance with Section 3.1) license, to utilize the PWVI Intellectual Property in order to manufacture, offer for sale, distribute and otherwise develop and commercialize the Systems in the Territory.

2.2           Sublicenses. Newton shall give PWVI prior written notice of the name of any Affiliate to which it wishes to sublicense any of the rights granted in Section 2.1 and shall not grant a sublicense to any such Affiliate without the prior written approval of PWVI, which shall not be unreasonably withheld. After receiving the prior written approval of PWVI, Newton shall be entitled to grant a sublicense to the approved Person only by means of a written agreement, and Newton shall provide to PWVI a copy of any such written agreement, in the form signed by each approved Person, promptly upon signature of such agreement. Newton Affiliates may utilize the PWVI Intellectual Property only pursuant to sublicenses in accordance with this Section 2.2. In each sublicense agreement, Newton shall require the sublicensee to be bound by terms no less restrictive than the terms restricting Newton in this Agreement, including, but not limited to, the term of the license and its termination.

2.3           References to Patent Rights. Whenever referring to the PWVI Patent Rights in writing, Newton shall designate PWVI, or the companies designated by PWVI, as the owner of the PWVI Patent Rights.

2.4           Regulatory Approvals. It shall be the obligation of Newton to obtain, at its expense, all governmental and regulatory approvals required in the Territory for the manufacture, sale and operation of the Systems, as well as for the importation of components of the Systems.

2.5           Technology Transfer. Within five business days following the Effective Date (the “Technology Transfer Date”), PWVI shall deliver to Newton the technical manuals required for manufacture and operation of the Systems (collectively, the “Manuals”). In the event of termination of this Agreement, the Manuals shall be immediately returned to PWVI.

2.6           Operating Matters.

(a)           Newton, at its own expense and in accordance with the Specifications provided by PWVI, shall manufacture the Systems at a facility owned by it or by a manufacturing contractor in the Territory; provided, however, that the manufacturing contractor, facility, quality standards and costs shall be subject to PWVI’s approval, which shall not be unreasonably withheld.

(b)           Newton shall be solely responsible for all warranty claims relating to Systems sold in the Territory.

(c)           During the Term of the Agreement, Newton shall use its commercially reasonable best efforts to achieve maximum market penetration for the Systems in the Territory. Newton shall participate in trade shows and exhibitions, perform demonstrations of the Systems, purchase advertising and otherwise take appropriate steps to promote and market the Systems. Within 30 days following the end of each calendar quarter, Newton shall provide to PWVI a written report, in reasonable detail, summarizing Newton’s activities during the quarter.

(d)           PWVI shall provide to Newton at no charge:

(i)           Such technical support via email and telephone in the English language as Newton may reasonably request for manufacture, installation and operation of the Systems.

(ii)          Such promotional and advertising materials, e.g., brochures, DVDs, videos, graphics, etc., in sample or camera-ready form, as PWVI may have available and Newton may reasonably request.

(e)           Newton shall manufacture the Systems in accordance with the Specifications for the Systems provided by PWVI from time to time and in accordance with such additional reasonable directives and instructions as may be provided by PWVI.

(f)           Newton has installed the initial System sold by PWVI to Newton at Autonational B.V. in The Netherlands (the “Initial Location”) and will not move the Initial System to another location without PWVI’s prior written consent, which shall not be unreasonably withheld. Newton shall take all commercially reasonable steps required to prevent reverse engineering of the Systems and to otherwise protect the PWVI Intellectual Property. Among other things, Newton shall require each potential customer to disclose in writing where it intends to install each System to be purchased, and this location must be approved by PWVI (which approval shall not be unreasonably withheld) before Newton executes a sale contract. Each contract for sale of a System shall require the purchaser to maintain the System at the pre-approved location unless a new location is approved in writing by PWVI (which approval shall not be unreasonably withheld).

(g)           Newton and its Affiliates shall not directly or indirectly sell within the Territory or for use within the Territory any products substantially similar to or competitive with the Systems.

(h)           The Parties shall, and shall cause their Affiliates to, at all times, comply in all material respects with all local, state, provincial and national laws applicable to their respective activities.

Article III
Financial Provisions

3.1           Royalties.

(a)           Amounts Due. Newton shall pay to PWVI royalties (the “Royalties”) at a rate equal to 20% of the gross sale price of each System sold less the amount paid to PWVI for the Motor included within the System; provided, however, that no System may be sold for a price less than the equivalent of $1 per Kw or more than the equivalent of $4 per Kw without PWVI’s prior written consent in its sole discretion. The foregoing minimum and maximum prices shall be subject to annual adjustment at the beginning of each Commercial Year in accordance with changes in the U.S. Consumer Price Index.

(b)           Reports and Accounting.

(i)           Contracts. Newton shall deliver to PWVI, by PDF, a copy of each contract for Sale of a System within two business days after the execution of the contract.

(ii)          Payments. Royalties shall be paid to PWVI by wire transfer quarterly on each January 15, April 15, July 15 and October 15 with respect to Systems delivered to the purchaser during the previous calendar quarter, regardless of when the purchase price is paid to Newton.

(iii)         Audits by PWVI. Newton shall keep, and shall require its sublicensees to keep, complete and accurate records of the latest three years relating to Sales. For the sole purpose of verifying payment in full of amounts payable to PWVI pursuant to this Section 3.1, PWVI shall have the right, no more than once each calendar year, at PWVI’s expense to retain an independent certified public accountant selected by PWVI and reasonably acceptable to Newton or a PWVI employee, to review such records in the location(s) where such records are maintained by Newton or its sublicensees upon reasonable notice and during regular business hours and under obligations of confidence to Newton. Results of such review shall be made available to both PWVI and Newton. If the review reflects an underpayment to PWVI, such underpayment shall be promptly remitted to PWVI. If the underpayment is equal to or greater than 5% of the amounts that were otherwise due under this Section 3.1, Newton shall pay all of the costs of such review and the one-audit-per-calendar year limitation shall be suspended to permit PWVI, at its discretion, to conduct an additional audit, in accordance with all other terms of this Section 3.1(b)(iii) during the same calendar year.

3.2           Quotas. During the First Commercial Year there will be no sales quota. During the Second Commercial Year, Newton shall sell at least 100 Systems in accordance with the terms of this Agreement (the “Initial Quota”). Failure to satisfy the Initial Quota will entitle PWVI, at its option, to terminate this Agreement in accordance with Section 10.2(a). Within 30 days following the end of the Second Commercial Year, the parties shall meet and negotiate in good faith the sales quotas for subsequent years based on then-existing market conditions (the “Subsequent Quotas”); provided, however, that the Subsequent Quotas shall not be less than the Initial Quota without PWVI’s consent in its sole discretion, and, in the event that the parties are unable to reach agreement on the Subsequent Quotas, the matter shall be resolved by binding arbitration in Miami, Florida, through the American Arbitration Association.

3.3           Currency and Method of Payments. All payments under this Agreement shall be made in United States dollars by wire transfer to such bank account as PWVI may designate from time to time.

3.4           Expenses, Taxes. Except as otherwise specifically set forth in this Agreement, Newton will bear all of its costs and/or expenses incurred in connection with the performance of its obligations under this Agreement and shall not be entitled to any reimbursement from PWVI with regard to such costs and/or expenses. All amounts payable to PWVI in accordance with this Article III are exclusive of all national, federal, provincial, state, municipal or other governmental excise, sales, value-added, use, personal property and occupational taxes, excises, withholding obligations and other levies now in force or enacted in the future and, accordingly, the amount of all payments hereunder is subject to an increase equal to the amount of any tax that PWVI may be required to collect or pay in connection with this Agreement, other than any tax on the net income of PWVI.

Article IV
Intellectual Property Protection and Related Matters

4.1           Ownership.

4.1.1        If any invention that represents an improvement of a System or any component of a System or any new product, process, service or new component of a System is conceived and reduced to practice or otherwise developed by PWVI, any of its Affiliates or sublicensees, Newton, any of Newton’s Affiliates or sublicensees, and/or any agent(s) or contractor(s) of any of the foregoing, individually or jointly, then such inventions and all Intellectual Property Rights therein shall be owned by PWVI and shall be PWVI Intellectual Property. Newton agrees to disclose promptly to PWVI, and hereby assigns to PWVI all of its rights, title and interest in and to, each such invention, including all Intellectual Property Rights therein and all rights of action and claims for damages and benefits arising due to past and present infringement of any such Intellectual Property Rights. Newton shall cooperate and assist PWVI, at PWVI’s expense, by executing and causing all Newton and Affiliate personnel to execute, and delivering to PWVI, all documents reasonably requested by PWVI to enable PWVI to evidence, secure, effectuate and preserve the Intellectual Property Rights assigned to PWVI in accordance herewith. Newton shall obtain corresponding assignment and cooperation obligations from each Affiliate sublicensee as a condition of granting the applicable sublicense.

4.2           Prosecution and Maintenance of Patent Rights.

4.2.1        PWVI shall have the first right and option to file and prosecute any patent applications and to maintain any patents included in the PWVI Patent Rights or any patents on inventions described in Section 4.1, all at PWVI’s expense. If PWVI declines the option to file and prosecute any such patent applications or maintain any such patents, it shall give Newton reasonable notice to this effect, sufficiently in advance to permit Newton to undertake such filing, prosecution and/or maintenance without a loss of rights, and thereafter Newton may, upon written notice to PWVI, file and prosecute such patent applications and maintain such patents in the name of PWVI, at Newton’s expense, provided that Newton shall be entitled to deduct such expenses from any payments due to PWVI pursuant to Section 3.1.

4.2.2        Cooperation. Each Party shall cooperate with the prosecuting Party with respect to the filing, prosecution, maintenance and extension of patents and patent applications pursuant to this Section 4.2, including:

(a)           the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the prosecuting Party to file, prosecute, maintain or extend patents and patent applications as provided for in this Section 4.2;

(b)           making its employees, agents and consultants reasonably available to the prosecuting Party (or to the prosecuting Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to file, prosecute or maintain patents and patent applications as provided for in this Section 4.2;

(c)           providing the prosecuting Party with copies of all material correspondence with the United States Patent and Trademark Office or its foreign counterparts pertaining to the filing, prosecution or maintenance of patents and patent applications as provided for in this Section 4.2; and

(d)           cooperating, if necessary and appropriate, with the prosecuting Party in gaining patent term extensions wherever applicable to such Patent Rights.

4.3           Third Party Infringement.

(a)           Notifications of Third Party Infringement. Each Party agrees to notify the other Party when it becomes aware of the reasonable probability of infringement of the PWVI Intellectual Property.

(b)           Infringement Action. Within 90 days of becoming aware of any such infringement, PWVI shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to enforce and protect the PWVI Intellectual Property. If PWVI fails to institute such suit or take such action within such 90 day period and such infringement is occurring in the Territory, then Newton shall have the right at its sole discretion to institute such suit or take other appropriate action in the name of either or both Parties.

(i)           Costs. Each Party that institutes such litigation or proceedings described in Section 4.3(b) shall assume and pay all costs incurred in connection with such litigation or proceedings, including without limitation the fees and expenses of such Party’s counsel, and expenses incurred by the other Party, including without limitation the fees and expenses of such other Party’s counsel, at the request of the Party that instituted such litigation or proceedings.

(ii)          Recoveries. Any recovery obtained by any Party as a result of such proceeding or counterclaim, by settlement or otherwise, shall first be applied to reimburse the Party that initiated the litigation or counterclaim for all costs incurred in connection with such proceeding paid by such Party and not otherwise recovered, and any remaining balance shall be shared equally by the Parties.

(c)           Cooperation; Settlements. In the event that either Newton or PWVI takes action pursuant to Section 4.3(b), the other Party shall cooperate with the Party so acting to the extent reasonably possible, including the joining of suit if necessary or desirable at the request and expense of the Party that takes such action.

4.4           Claimed Infringement; Third Party Actions. In the event that a Party becomes aware of any claim that the development or commercialization of the Systems infringes the Intellectual Property Rights of any Third Party, such Party shall promptly notify the other Party. Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any alleged infringement or misappropriation of Third Party Intellectual Property Rights arising out of or in connection with the development or commercialization of the Systems. Such notices shall be provided promptly, but in no event after more than 15 days following receipt thereof. Newton shall not settle any such claim without PWVI’s prior written consent, such consent not to be unreasonably withheld.

4.5           Patent Invalidity Claim. If a Third Party at any time asserts a claim that any PWVI Intellectual Property is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by Newton or PWVI pursuant to Section 4.3 or in an action brought against Newton or PWVI described in Section 4.4, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Newton shall not settle or compromise any Invalidity Claim without the consent of the PWVI, which consent shall not be unreasonably withheld.

Article V
Confidentiality

5.1           Confidential Information. The Receiving Party shall (a) not use any of the Disclosing Party’s Confidential Information except in connection with the activities contemplated by this Agreement, (b) maintain in confidence the Disclosing Party’s Confidential Information (except to the extent reasonably necessary for regulatory approval of the Systems, for the filing, prosecution and maintenance of Patent Rights or to develop and commercialize the System in accordance with this Agreement), and (c) not otherwise disclose the Disclosing Party’s Confidential Information to any other person, firm, or agency, governmental or private (except consultants and advisors in accordance with Section 5.2), without the prior written consent of the Disclosing Party. If the Disclosing Party’s Confidential Information is required to be disclosed by the Receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with legal process, the Receiving Party may do so, provided that (y) to the extent permitted by law, the Receiving Party provides written notice of such disclosure request to the Disclosing Party within two Business Days following receipt of the request and (z) the Receiving Party discloses Confidential Information of the Disclosing Party only to the extent reasonably necessary and no sooner than reasonably required for such legal compliance or litigation purpose.

5.2           Employee, Consultant and Advisor Obligations. The Receiving Party agrees that it shall provide the Disclosing Party’s Confidential Information only to those employees, consultants and advisors of the Receiving Party or its sublicensees permitted hereunder who have a need to know such Confidential Information to assist the Receiving Party in fulfilling its obligations or exercising its rights under this Agreement; provided that the Receiving Party shall remain responsible for any failure by it and its Affiliates and sublicensees and their respective employees, consultants and advisors to treat such Confidential Information as required under Section 5.1.

5.3           Confidentiality Term. All obligations of confidentiality imposed under this Article V shall survive the termination or expiration of this Agreement.

5.4           Equitable Relief. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event that a Party breaches the provisions of this Article V. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent such breaches and to enforce specifically such provisions of this Agreement in any action instituted in any court of competent jurisdiction, in addition to any other remedy to which it may be entitled, at law or in equity. The Parties agree and stipulate that each Party shall be entitled to such injunctive relief without posting a bond or other security; provided, however, that if the posting of a bond is a prerequisite to obtaining injunctive relief, then a bond in the amount of $1000 shall be sufficient.

Article VI
Representations and Warranties

6.1           Representations of Authority. Newton and PWVI each represents and warrants to the other that, as of the Effective Date, it has full right, power and authority under its organizational documents to enter into this Agreement and to perform its respective obligations under this Agreement.

6.2           No Conflict. Newton and PWVI each represents and warrants that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not and will not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as shall have been obtained prior to the Effective Date.

6.3           Fees Payable. Newton and PWVI each represents and warrants that there are no broker’s commissions, finder’s fees or other amounts payable with regard to this transaction.

6.4           Intellectual Property. PWVI represents and warrants to Newton that (a) PWVI owns the exclusive right to use the PWVI Intellectual Property in the Territory, free and clear of all claims, liabilities, licenses, liens, pledges, charges and encumbrances of any kind, (b) PWVI has the right to grant to Newton the rights and licenses under the PWVI Intellectual Property granted in this Agreement; (c) none of the PWVI Patent Rights was fraudulently procured from the relevant governmental patent granting authority; (d) as of the Effective Date, there is no claim or demand of any Person, or any proceeding which is pending or, to the knowledge of PWVI, threatened, that asserts the invalidity, misuse or unenforceability of the PWVI Patent Rights or challenges PWVI’s ownership or right to use or license the PWVI Intellectual Property or makes any adverse claim with respect thereto, and, to the knowledge of PWVI, there is no basis for any such claim, demand or proceeding; (e) as of the Effective Date, there is no claim or demand of any Person, or any proceeding which is pending or, to the knowledge of PWVI threatened, that asserts that the use, sale, operation, offer, or other development or commercialization of the System would or could infringe the Intellectual Property Rights of any Third Party, and, to the knowledge of PWVI, there is no basis for any such claim, demand or proceeding; and (f) to the knowledge of PWVI, as of the Effective Date, the PWVI Intellectual Property is not being infringed by any Third Party; NOTWITHSTANDING THE FOREGOING, PWVI MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACTUAL VALIDITY OF THE PATENTS UNDERLYING THE PWVI PATENT RIGHTS.

Article VII
[Intentionally Deleted]

Article VIII
Indemnification

8.1           Newton. Newton agrees to defend, indemnify and hold harmless PWVI, its Affiliates and its and their respective directors, officers, employees and agents (the “PWVI Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim to the extent arising out of (a) any breach by Newton of any of its representations or warranties pursuant to Article VI of this Agreement or any of its obligations contained in this Agreement, (b) any death, personal bodily injury or property damage arising from the use of any System sold by Newton or its Affiliates which is not caused by any failure of the Motor to function in accordance with the Specifications or (c) any sale by Newton or its Affiliates of a System for use outside of the Territory. In the event of any Third Party claim against the PWVI Indemnified Parties in respect of which indemnity may be sought hereunder, PWVI shall promptly notify Newton in writing of the claim and Newton shall manage and control, at its sole expense, the defense of the claim and its settlement. The PWVI Indemnified Parties shall cooperate with Newton and may, at their option and expense, be represented in any such action or proceeding by counsel of their own selection. Newton shall not be liable for any litigation costs or expenses incurred by the PWVI Indemnified Parties without Newton’s prior written authorization. In addition, Newton shall not be responsible for the indemnification of any PWVI Indemnified Party to the extent arising from negligence or intentional misconduct by such Person, or as the result of any settlement or compromise by the PWVI Indemnified Parties without Newton’s prior written consent. Notwithstanding anything to the contrary herein, in the event that Newton does not pay the cost of the defense of such claim and its settlement, then PWVI may, in addition to its other rights and remedies, undertake the defense of such claim and may settle such claim without Newton’s consent.

8.2           PWVI. PWVI agrees to defend, indemnify and hold harmless Newton, its Affiliates. its and their respective directors, officers, employees and agents (the “Newton Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim to the extent arising out of (a) any breach by PWVI of any of its representations or warranties pursuant to Article VI of this Agreement or any of its obligations contained in this Agreement, (b) any death, personal bodily injury, or property damage arising from any failure of a Motor to function in accordance with the Specifications, (c) any sale of a System in the Territory by PWVI or its Affiliates or licensees, or (d) any claim alleging that development, commercialization or use of the System in the Territory by Newton or its Affiliates infringes the Intellectual Property Rights of any Third Party. In the event of any Third Party claim against the Newton Indemnified Parties in respect of which indemnity may be sought hereunder, Newton shall promptly notify PWVI in writing of the claim and PWVI shall manage and control, at its sole expense, the defense of the claim and its settlement (subject to Section 4.4). The Newton Indemnified Parties shall cooperate with PWVI and may, at their option and expense, be represented in any such action or proceeding by counsel of their own selection. PWVI shall not be liable for any litigation costs or expenses incurred by the Newton Indemnified Parties without PWVI’s prior written authorization. In addition, PWVI shall not be responsible for the indemnification of any Newton Indemnified Party to the extent arising from negligence or intentional misconduct by such Person, or as the result of any settlement or compromise by the Newton Indemnified Parties without PWVI’s prior written consent. THE INDEMNIFICATION SET FORTH IN ITEM (d) HEREOF SETS FORTH THE ENTIRE LIABILITY OF PWVI AND THE SOLE REMEDY OF NEWTON WITH RESPECT TO INFRINGEMENT AND ALLEGATIONS OF INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR OTHER PROPRIETARY RIGHTS OF ANY KIND IN CONNECTION WITH THE MANUFACTURE OR COMMERCIALIZATION OF THE SYSTEM IN THE TERRITORY BY NEWTON OR ITS SUBLICENSEES.

Article IX
Insurance

Each Party shall obtain and provide on or before the Commencement Date certified evidence of general liability insurance with a policy limit of not less than $5,000,000 inclusive for bodily injury and property damage, the terms of which shall extend for the Term of this Agreement to insure any liabilities in whatsoever form or source which such Party has assumed or will assume in due course pursuant to the conditions of this Agreement. Each Party’s insurance policy shall be taken out with a large insurance provider reasonably acceptable in the Field and the Territory and shall include the other Party as additional insured such that the insurer shall provide to the other Party at least 30 days prior written notice of any cancellation, lapse or modification of its insurance policy.

Article X
Term and Termination

10.1         Term. Unless terminated earlier pursuant to Section 10.2, this Agreement shall commence on the Effective Date and shall expire 10 years after the Commencement Date (the period through such date, the “Term”).

10.2         Termination.

(a)           Failure to Satisfy Quotas. In the event that Newton fails to satisfy the Initial Quota during the Second Commercial Year or a Subsequent Quota during a subsequent Commercial Year, then PWVI may, at its option exercised within 30 days following the end of the applicable Commercial Year, terminate this Agreement. For purposes of this Section 10.2(a) and Section 3.2, a Sale shall be deemed to have occurred when the subject System is delivered to the purchaser.

(b)           Termination For Material Breach. Upon any material breach of this Agreement, including without limitation any payment default hereunder, by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing 30 days’ written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the 30 day period unless the Breaching Party cures such breach during such period; provided, however, that PWVI may terminate the Agreement on 15 days’ written notice in the event of a payment default by Newton under Section 3.1, provided that the breach is not cured within such 15-day period.

(c)           Termination by Reason of Claims against the PWVI Patent Rights. If circumstances materially affecting the validity of the PWVI Patent Rights arise after the execution of this Agreement, PWVI shall promptly notify Newton in writing, and Newton shall be entitled to terminate this Agreement with immediate effect without prejudice to Newton’s right to sue for any breach of PWVI’s representations and warranties set forth in Section 6.4.

(d)           Liquidation, etc. In the event that Newton (a) has a directors’ resolution passed or a court order entered or other substantive step taken for its winding up, liquidation or dissolution, which step is not retracted within 30 days, or (b) ceases to carry on the business contemplated by this Agreement, then PWVI shall have the right to terminate this Agreement immediately upon written notice to Newton.

(e)           Remedies. Termination shall be in addition to, and shall not prejudice, any of the Parties’ remedies at law or in equity.

10.3         Effects of Termination.

(a)           Upon any expiration or termination of this Agreement, nothing in this Agreement shall be construed to release either Party from any obligations that accrued or matured prior to the effective date of expiration or termination, and the following provisions shall expressly survive any such expiration or termination: Sections 3.1, 4.1, 4.2, and 4.4, Article V, Article VIII, Section 10.3 and Articles XI and XII.

(b)           Upon any expiration or termination of this Agreement, each Receiving Party shall return to the Disclosing Party the Confidential Information of the Disclosing Party, including all copies and reproductions thereof and will not retain any copies, extracts, analyses, or other reproductions, in whole or in part, of such Confidential Information, except that (i) each Receiving Party may retain the Disclosing Party’s Confidential Information to the extent necessary to exercise its licenses which survive termination or expiration, and (ii) one copy may be retained by the legal counsel of the Receiving Party for purposes of complying with the Receiving Party’s obligations hereunder.

(c)           Termination shall be in addition to, and shall not prejudice, any of the Parties’ remedies at law or in equity.

Article XI
Applicable Law and Dispute Resolution

11.1         General. This Agreement and any disputes arising hereunder shall be governed by and construed in accordance with the substantive laws of the State of Florida, without regard to its conflict of law rules. The state and federal courts located in Miami-Dade County, Florida, shall have exclusive jurisdiction of and be the exclusive venue for any litigation arising under this Agreement, and each Party irrevocably waives any argument to the effect that any such court is an inconvenient forum. Notwithstanding the foregoing, either Party may seek injunctive relief in any court of competent jurisdiction, and the governing law of any proceeding for injunctive relief shall be the law of the jurisdiction in which the court is located. Injunctive relief shall be the sole remedy sought in the Territory.

11.2         Attorney’s Fees. In the event of litigation arising under this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and expenses incurred in connection with such litigation at all levels, including before the filing of suit.

Article XII
Miscellaneous Provisions

12.1         Assignment.

(a)           Neither Party may assign this Agreement in whole or in part without the consent of the other, except to an Affiliate of the assigning Party.

(b)           The licenses granted to Newton under this Agreement are appurtenant to and run with the PWVI Intellectual Property and shall bind any Transferee (as defined below). PWVI shall (i) ensure that any Person acquiring any right, title or interest in or to the PWVI Intellectual Property, or any Intellectual Property Rights underlying the licenses granted herein, including any purchaser, assignee or transferee of such intellectual property rights or any Person obtaining a security interest therein, (collectively, “Transferees”) shall be bound by the licenses and other rights granted to Newton under this Agreement, and (ii) require that Transferees confirm in writing prior to any such sale, assignment, transfer or acquisition of any right, title or interest in or to such intellectual property rights (“Transfer”) that the licenses and other rights granted to Newton under this Agreement shall not be affected in any manner by such Transfer.

12.2         Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements and agreements with respect to the subject matter hereof, whether written or oral, including the Prior CDA and the Binding Letter of Intent between the Parties dated January 31, 2011, which are hereby terminated. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

12.3         Notices.

Notices to PWVI shall be addressed to:

PowerVerde, Inc. 420 S. Dixie Highway Suite 4B Coral Gables, FL 33146 Attention: Richard H. Davis, CEO Fax: 305-660-0028

Notices to Newton shall be addressed to:

Newton Investments B.V. Nieuwestad 105B 8911 CM Leeuwarden Netherlands Attention: Piet Van der Hoop Fax: __________________________

Any Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight or international express courier service, (c) sent by facsimile transmission, or (d) personally delivered, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

12.4         Public Announcements. Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon by the Parties in advance of such announcement; provided that either Party may make any public announcements that are required, as reasonably determined by the announcing Party, by applicable law, by applicable stock exchange or Nasdaq regulation or by order or other ruling of a court. Newton may announce and advertise the manufacture and commercialization of the Systems.

12.5         Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either PWVI or Newton to act as agent for the other.

12.6         No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

12.7         Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

12.8         No Implied Waivers; Rights Cumulative. No failure on the part of PWVI or Newton to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

12.9         Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, PWVI and Newton hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

12.10       Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

12.11       No Third Party Beneficiaries. No person or entity other than PWVI, Newton and their permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

12.12       Construction of this Agreement. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense. When used in this Agreement, “including” and “includes” mean “including without limitation” and “includes without limitation”, respectively. References to either Party include the successors and permitted assigns of such Party.

12.13       Cooperation. The Parties shall cooperate in good faith and execute and deliver such documents and take such further action as shall be reasonably required to fulfill the purpose and intent of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

NEWTON INVESTMENTS B.V.

By:	/s/ P.C. Van der Hoop
P.C. Van der Hoop
Duly Authorized Representative

POWERVERDE, INC.

By:	/s/ Richard H. Davis
Richard H. Davis
Chief Executive Officer